Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Diversified Restaurant Holdings, Inc.
Southfield, Michigan

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated April 10, 2012, relating to the consolidated financial statements of Diversified Restaurant Holdings, Inc. for the year ended December 25, 2011 and our report dated December 10, 2012, related to the combined financial statements of Brewsters, Inc., Buffaloville, Inc., Cal City Wings, Inc., Crown Wings, Inc., Lansing Wings, Inc., Lincoln Park Wings, Inc., Hammond Wings, Inc., Valpo Wings, Inc., and Homewood Wings, Inc., that were acquired by Diversified Restaurant Holdings, Inc., for the years ended December 31, 2011 and 2010, which are contained in Part II of the Registration Statement.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO USA, LLP
Troy, Michigan

March 12, 2013